Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	SMTEK INTERNATIONAL, INC.
Kirk A. Waldron, CFO
(805) 532-2800, ext. 111

SMTEK COMPLETES SALE OF ITS FLORIDA FACILITY

MOORPARK, Calif. (January 20, 2004) - SMTEK International, Inc. (Nasdaq: SMTI), a provider of electronics manufacturing services (EMS), today announced the sale of its subsidiary, Jolt Technology, Inc., for approximately $940,000 to the current president of Jolt and an affiliated investor of SMTEK. Jolt Technology, Inc. owns and operates SMTEK’s Florida facility and accounts for less than five percent of SMTEK’s annualized revenues.  The sale closed on January 9th, 2004 and was effective as of December 26th, 2003.

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Headquartered in Moorpark, California, SMTEK International, Inc. is an EMS provider serving original equipment manufacturers (OEMs) in the industrial instrumentation, medical, telecommunications, security, financial services automation, aerospace and defense industries.  We provide integrated solutions to OEMs across the entire product life cycle, from design to manufacturing to end-of-life services, for the worldwide low to medium volume, high complexity segment of the EMS industry.  We have five operating facilities with locations in Moorpark, California; Santa Clara, California; Marlborough, Massachusetts; and the Ayuttya Province in Thailand.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor provisions created by those sections.  Any forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are cautioned that forward-looking statements regarding future events and the future performance of SMTEK International, Inc. involve various risks and uncertainties that could cause actual results to differ materially from those described in these statements.

Readers are referred to the documents filed by SMTEK International, Inc. with the SEC, including our most recent Reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, for a more complete description of important risk factors and other information with respect to risks and uncertainties relating to the materials in this press release, as well as to other aspects of our business and financial condition.

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